                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Arthur T. Minson, has authorized and designated Ira Parker, Julie Jacobs, Damien Atkins and Erin Tulk to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
country-regionplaceU.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Ira Parker, Julie Jacobs, Damien Atkins and Erin Tulk under this
Statement shall continue until the undersigned is no longer required to file
Forms 3, 4, and 5 with regard to his or her ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Ira Parker, Julie Jacobs, Damien Atkins and Erin Tulk are not
assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                  By:   /s/ Arthur T. Minson
                                        ----------------------------------------
                                  Name: Arthur T. Minson

                                  Date: February 1, 2010